Exhibit 99.1

River Valley Bancorp
Announces 11.5% Increase in Earnings for the Quarter
Ended March 31, 2011

For Immediate Release
Tuesday April 19, 2011

Madison, Indiana – April 19, 2011– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2011.

Net income for the quarter was $801,961, an increase of $82,987 or 11.5%, from the $718,974 reported for the quarter ended March 31, 2010. Earnings per share for the quarter ended March 31, 2011 was $0.47 per share. For the same period in 2010, earnings per share were $0.42. For the quarter ended March 31, 2011, return on average assets was 0.83% and the return on average equity was 10.01%, which compares to 0.73% and 9.18%, respectively for the period ended March 31, 2010.

The quarterly results reflect improving interest margins and higher non-interest income. These increases were partially offset by increased funding for the provision for loan losses, nominally higher operating expenses, and correspondingly higher income tax expense. For the quarter ended March 31, 2011, the Corporation expensed $309,000 more than the like period in 2010 for the provision for loan losses.

Assets totaled $387.0 million as of March 31, 2011, a decrease of $8.2 million from the balance reported on March 31, 2010, and approximately a $0.4 million increase from the balance reported as of December 31, 2010. Net loans, including loans held for sale, were $260.6 million as of March 31, 2011, a decrease of $12.7 million from $273.3 million as of March 31, 2010 and a decrease of $6.0 million from December 31, 2010. Deposits totaled $288.7 million as of March 31, 2011, an increase of $6.4 million from March 31, 2010, and an increase of $2.3 million from the amount reported as of December 31, 2010. The Corporation has diligently repaid borrowings, thereby decreasing asset size, to effectively match off deposit growth and a drop in loan demand. As of March 31, 2011, the Corporation had $ $62.2 million in outstanding borrowings and advances, $16.0 million less than on March 31, 2010, and $3.0 million less than on December 31, 2010.

“It is everyone’s hope that we are moving through the final stages of our country’s longest and deepest economic downturn in nearly 80 years. While positive signs are emerging, there are segments of our economy that are still lagging and individuals still searching for personal ‘good news’. We feel blessed, but watchful and ready,” stated Matthew P. Forrester, President of River Valley Bancorp. The CEO further added, “It is my pleasure to announce a double digit improvement in our earnings while being able to add significantly to the provision for future loan losses. There are a number of variables to this elusive recovery, but more now appear visible and predictable, as opposed to unknown or unforeseen. We anxiously anticipate stronger loan demand and growth for the country and our communities, and will be ready to meet that need when appropriate.”

Total delinquency, defined as loans over 30 days past due as a percentage of total loans, was 3.78% for the period ended March 31, 2011. That same calculation was 3.45% as of March 31, 2010 and 4.59% as of December 31, 2010. Non-performing loans to total loans were 2.97% as of March 31, 2011 as compared to 2.56% as of March 31, 2010 and 3.91% at December 31, 2010. As indicated by the percentages, longer term delinquency (over 90 days) makes up all but 0.80% of the delinquency as of March 31, 2011.

Equity as of March 31, 2011 was $32.3 million, or 8.34% expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Book value per share, including preferred shares, of River Valley Bancorp stock was $21.32 as of March 31, 2011.

The last reported trade of “RIVR” stock on April 15, 2010 was at $15.86.

Selected Financial Information
(In thousands, except per share amounts)

	3 Months Ended	3 Months Ended
	3-31-2011	3-31-2010

Assets	$387,034	$395,228
Net Loans, including
Loans held for sale	260,640	273,314
Allowance for Loan
Losses (ALL)	3,708	2,995
Deposits	288,630	282,250
Borrowings and Advances	62,217	78,217
Stockholders’ Equity	32,281	31,344

Total Interest Income	$4,540	$4,683
Total Non-Interest Income	915	778
Interest Expense	1,475	1,986
Non-Interest Expense	2,444	2,369
Provision for Loan Losses	474	165
Taxes	260	222
Net Income	802	719

ROAA	0.83%	0.73%
ROAE	10.01%	9.18%
Earnings per Basic Share	$0.47	$0.42
Diluted Earnings per Share	$0.47	$0.42

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949